UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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LTX Corporation

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825 UNIVERSITY AVENUE

NORWOOD, MASSACHUSETTS 02062

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 5, 2007

The Annual Meeting of Stockholders of LTX Corporation will be held at the offices of LTX Corporation at 825 University Avenue, Norwood, Massachusetts 02062 on December 5, 2007, beginning at 10:00 a.m. local time, for the following purposes:

1.	To elect three members of the Board of Directors to serve for three-year terms as Class III Directors.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for its 2008 fiscal year.

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on October 26, 2007 as the record date for the Annual Meeting. All holders of common stock of record at that time are entitled to vote at the meeting.

By Order of the Board of Directors

JOSEPH A. HEDAL, Secretary

November 6, 2007

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to assure representation of your shares, unless you are voting by internet or telephone. No postage need be affixed if mailed in the United States.

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of LTX Corporation (“LTX” or the “Company”) of proxies for use at the Annual Meeting of Stockholders to be held on December 5, 2007, and any adjournments thereof (the “2007 Annual Meeting”). Shares as to which a proxy has been executed will be voted as specified in the proxy.

A majority of the votes entitled to be cast on a matter, represented at the meeting in person or by proxy, shall constitute a quorum for the transaction of business on any particular matter to be voted on at the 2007 Annual Meeting. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for such matter.

A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Brokers have the discretion to vote shares on routine matters, but not on non-routine matters. All of the Company’s proposals for the 2007 Annual Meeting are considered routine as of the date of this proxy statement. Shares which abstain from voting on a particular matter and broker non-votes will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. As a result, abstentions and broker non-votes will have no effect on Proposals 1 and 2.

A proxy may be revoked at any time by notice in writing received by the Secretary of the Company at LTX Corporation, 825 University Avenue, Norwood, Massachusetts 02062 before it is voted, by executing a proxy with a later date or by attending and voting at the 2007 Annual Meeting.

Solicitation of proxies by mail is expected to commence on November 6, 2007, and the cost thereof will be borne by the Company. Copies of solicitation material will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and the Company will reimburse them for their reasonable expenses.

Any stockholder who owns shares of common stock of record may authorize the voting of its shares over the internet at http://www.eproxyvote.com/ltxx or by telephone by calling 1-877-779-8683, 24 hours a day, 7 days a week, and by following the instructions on the enclosed proxy card. Authorizations submitted over the internet or by telephone must be received by 11:59 p.m. EST on December 4, 2007.

Any stockholder whose shares are held of record by a broker or other nominee should follow the voting instructions provided by such broker or other nominee.

VOTING SECURITIES

The Company’s only issued and outstanding class of voting securities is its common stock, par value $0.05 per share. Each stockholder of record on October 26, 2007 is entitled to one vote for each share registered in such stockholder’s name. As of that date, there were 62,491,360 shares of common stock issued and outstanding.

CERTAIN STOCKHOLDERS

The following table sets forth, as of September 30, 2007 (unless otherwise noted), the amount and percentage of outstanding common stock of the Company beneficially owned by (i) each person known by the Company to beneficially own more than 5% of the Company’s outstanding common stock, (ii) each executive officer named in the Summary Compensation Table under the heading “Compensation of Executive Officers” on page 8, (iii) each director and (iv) all directors and executive officers of the Company as a group, on the basis of information supplied to the Company. The address for all our executive officers and directors is in care of LTX Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Percent of common stock outstanding is based on 62,480,224 shares of common stock outstanding as of September 30, 2007.

Name and Address	Number of Shares of Common Stock Beneficially Owned(6)	Percent of Common Stock
FMR Corp.(1)	9,163,781	14.7%
State of Wisconsin Investment Board(2)	7,954,409	12.7%
Artisan Partners Limited Partnership(3)	6,751,800	10.8%
Barclays Global Investors, Ltd.(4)	5,115,390	8.2%
Renaissance Technology Corp(5)	3,526,987	5.6%
Roger W. Blethen	1,785,297	2.8%
David G. Tacelli	932,890	1.5%
Mark J. Gallenberger	609,745	1.0%
Peter S. Rood	148,311	*
Samuel Rubinovitz	144,875	*
Robert E. Moore	112,875	*
Roger J. Maggs	109,875	*
Stephen M. Jennings	107,050	*
Mark S. Ain	82,800	*
Patrick J. Spratt	20,700	*
All directors and executive officers as a group (10 persons)	4,050,226	6.0%

 * Less than 1%

(1)	The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. Beneficial ownership is derived from a Schedule 13G/A filed on September 10, 2007.

(2)	The address for State of Wisconsin Investment Board is 121 East Wilson Street, PO Box 7842, Madison, Wisconsin 53707. Beneficial ownership is derived from a Schedule 13G filed on October 17, 2007.

(3)	The address for Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. Beneficial ownership is derived from a Schedule 13G/A filed on June 8, 2007.

(4)	The address for Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH. Beneficial ownership is derived from a Schedule 13G/A filed on January 23, 2007.

(5)	The address for Renaissance Technology Corp. is 800 Third Avenue, New York City, New York 10022. Beneficial ownership is derived from a Schedule 13G/A filed on March 16, 2007.

(6)	Includes the following shares under options which are presently exercisable or become exercisable within 60 days of September 30, 2007: Mr. Blethen (1,701,469 option shares), Mr. Tacelli (815,801 option shares), Mr. Gallenberger (555,250 option shares), Mr. Rood (120,594 option shares), Mr. Rubinovitz (122,875 option shares), Mr. Maggs (109,875 option shares), Mr. Jennings (100,300 option shares), Mr. Moore (92,875 option shares), Mr. Ain (79,200 option shares), Mr. Spratt (18,700 option shares), and all directors and executive officers as a group (3,716,939 option shares).

ITEM 1. ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The current Class III Directors are Messrs. Mark S. Ain, Samuel Rubinovitz and David G. Tacelli. The present term of office for the Class III Directors expires at the 2007 Annual Meeting. The nominees for election as Class III Director are Messrs. Ain, Rubinovitz and Tacelli. If re-elected, the Class III nominees will hold office until the Annual Meeting of Stockholders to be held in the year 2010.

Unless a proxy is marked to withhold authority for the election of any or all of the nominees for Class III Directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of all of the nominees for Class III Directors. If the proxy indicates that the stockholder wishes to withhold a vote from a Class III Director nominee, such instructions will be followed by the persons named in the proxy. Management has no reason to believe that any of the nominees will be unable to serve. In the event that a nominee should not be available, the persons named in the proxies will vote for the other nominees and may vote for a substitute for such nominee.

Set forth below is information for each of the nominees for Class III Directors to be elected at the 2007 Annual Meeting, and for each of the Class I Directors and Class II Directors who will continue to serve until the Annual Meetings of Stockholders to be held in 2008 and 2009, respectively.

Nominees to Serve a Three-Year Term Expiring at the 2010 Annual Meeting (Class III Directors)

Name	Business Affiliations
Mark S. Ain	Mr. Ain, age 64, has been a Director of the Company since 2001. Since founding Kronos Incorporated, a workforce management company, in 1977, Mr. Ain has held the position of Chairman and, until 2005, Chief Executive Officer. Mr. Ain serves as a director of Kronos Incorporated, KVH Industries, Inc., VeruTEK Technologies, Inc. and various private companies. He is also active on several professional and charitable boards.

Samuel Rubinovitz	Mr. Rubinovitz, age 77, has been a Director of the Company since 1994 and served as Chairman of the Board from December 1997 to 2001. He was Executive Vice President of EG&G, Inc., responsible for the aerospace, optoelectronics and instrument product groups from 1989 until his retirement in 1994. He is a director of Richardson Electronics, Ltd.

David G. Tacelli	Mr. Tacelli, age 48, was elected a Director of the Company in November 2005 and has been Chief Executive Officer of the Company since November 2005. He served as President and Chief Operating Officer since May 2002 and remains President of the Company. Prior to that, he was Executive Vice President from December 1999 to May 2002. Prior to that, Mr. Tacelli served in various management positions with the Company, including: Chief Financial Officer and Treasurer (each from December

1998 to October 2000), Vice President, Operations (from 1996 to 1998), Director of Manufacturing of the Mixed Signal Division (from 1994 to 1996), Director of Customer Service (from 1992 to 1994), Controller and Business Manager for Operations (from 1990 to 1992) and Controller for Sales and Support (from 1988 to 1990). Prior to joining LTX, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions.

Directors Serving a Three-Year Term Expiring at the 2008 Annual Meeting (Class I Directors)

Name	Business Affiliations

Stephen M. Jennings	Mr. Jennings, age 46, has been a Director of the Company since 1997. Mr. Jennings was appointed Managing Partner of Monitor Group LP, a strategy consulting firm, in 2006 and has been a Director of Monitor since 1996. From 1988 to 1996, he was a consultant to that company. Mr. Jennings is Chairman of the Board of Aspen Technology, Inc.

Robert E. Moore	Mr. Moore, age 69, has been a Director of the Company since 1989. Mr. Moore was Chief Executive Officer and Chairman of Reliable Power Meters, Inc., a company that manufactures and sells power measurement instruments, from the time he founded it in 1992 until April 2002 when it was purchased by Fluke Corporation. From April 2002 until September 2003, he was acting President of that company. He also was a founder of Basic Measuring Instruments, Inc., which manufactures and sells power measurement instruments. He served as a director of that company from 1982 until 1990 and as a Senior Vice President responsible for marketing and sales from 1985 until 1990.

Directors Serving a Three-Year Term Expiring at the 2009 Annual Meeting (Class II Directors)

Name	Business Affiliations

Roger W. Blethen	Mr. Blethen, age 56, has been a Director since 1980 and was appointed Chairman of the Board in December 2001. He was Chief Executive Officer of the Company from September 1996 until November 2005. Mr. Blethen was a President of the Company from 1994 to 1996 and a Senior Vice President of the Company from 1985 until 1994. Mr. Blethen was a founder of the Company and served in a number of senior management positions with the Company since its formation in 1976. Mr. Blethen serves as a director of MEMSIC, Inc. and as Chairman of the Board of Diablo Technologies, Inc.

Name	Business Affiliations

Roger J. Maggs	Mr. Maggs, age 61, has been a Director of the Company since 1994. Mr. Maggs is currently a partner at Celtic House Venture Partners, a private equity investment firm. He has held senior positions with that firm since 1994. Mr. Maggs was a Vice President of Alcan Aluminum Limited from 1986 until 1994.

Patrick J. Spratt	Mr. Spratt, age 59, was elected a Director of the Company in November 2005. Since 2002, Mr. Spratt has served as chief financial officer of KVH Industries, Inc., a leader in the development and manufacture of mobile broadband satellite communications, fiber optic products and tactical land navigation systems. Prior to joining KVH, Mr. Spratt served as an independent consultant and chief financial officer for FabCentric, Inc., a provider of productivity software for semiconductor manufacturing. From January 2000 to April 2001, he served as director and chief financial officer of Negen Access Inc., a broadband telecommunications company. Prior to joining Negen, Mr. Spratt held several management positions with BioReliance Corporation and Digital Equipment Corporation.

Required Vote; Board Recommendation

The affirmative vote of the holders of a plurality of the Company’s outstanding common stock present in person or by proxy and voting at the 2007 Annual Meeting is required to elect the Class III Directors. The Board of Directors recommends you vote “FOR” the election of its nominees for Class III Directors.

CORPORATE GOVERNANCE

Board of Directors and Board Meetings

The Board consists of eight directors. The Board has determined that each of the directors, with the exception of Messrs. Blethen and Tacelli, qualify as “independent” as defined by applicable NASDAQ and SEC rules. In making this determination, the Board has concluded that none of these members has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

During the fiscal year ended July 31, 2007, the Board held a total of four meetings and took other actions by unanimous consent of the Board of Directors. Each director attended at least 75% of the total number of meetings of the Board and at least 75% of the meetings of all committees on which he served. The Company’s policy is to encourage the Board of Directors to attend annual meetings. Seven of the eight directors attended the 2006 annual meeting of stockholders.

Board Committees

Compensation Committee

The Board has a standing Compensation Committee which met five times during the fiscal year ended July 31, 2007. The Compensation Committee determines the compensation of all executive officers of the Company and recommends the compensation policies for other officers and employees. The Compensation Committee is also responsible for reviewing and administering our incentive compensation plans, equity incentive programs and other benefit plans. It periodically reviews and makes recommendations to the Board with respect to director compensation. In determining the compensation of executive officers other than the Chief Executive Officer, the role our Chief Executive Officer plays is to attend and propose the agenda for meetings, provide recommendations to the Committee regarding all significant elements of compensation paid to the other named executive officers, participate in the Committee’s discussions regarding the compensation of the other named executive officers, and also provide his evaluation of the performance of the other named executive officers.

Under the terms of its charter, the Committee has the authority to engage the services of outside advisors and experts to assist the Committee. The Committee has engaged Pearl Meyer & Partners as its independent compensation consultant. Pearl Meyer takes its direction solely from the Chairman of the Committee and does not perform any executive compensation work for Company management. Pearl Meyer’s primary responsibilities have been to assist the Committee in determining which companies should comprise our peer group for purposes of benchmarking executive compensation data; providing comparative data regarding the compensation paid to each of our executive officers in relation to the compensation paid to officers in comparable positions within our peer group; making recommendations regarding the compensation of the executive officers; advising the Committee regarding the design of our equity compensation program for executives; and advising the Committee of compensation trends.

The members of the Compensation Committee are Messrs. Ain, Jennings and Moore. Mr. Jennings serves as chairman of the Compensation Committee and all members are independent directors as defined by applicable NASDAQ rules. The Compensation Committee acts under the terms of a written charter. We have posted a copy of the Compensation Committee charter on our website, which is located at www.ltx.com. For more information regarding the Compensation Committee, please refer to “Compensation of Executive Officers” beginning on page 10.

Audit Committee

The Board has a standing Audit Committee which met eight times during the fiscal year ended July 31, 2007. The Audit Committee assists the Board of Directors’ in the oversight of the integrity of the Company’s financial statements and compliance with legal and regulatory requirements, the registered public accounting firm’s qualifications and independence and the performance of the Company’s registered public accounting firm. The members of the Audit Committee are Messrs. Maggs, Rubinovitz and Spratt, each of whom is an independent director as defined by applicable NASDAQ and SEC rules. Mr. Spratt serves as the chairman of the Audit Committee and is an “audit committee financial expert” as defined by the SEC’s rules.

The Audit Committee acts under the terms of a written charter which is on our website at www.ltx.com. For more information regarding the Audit Committee, please refer to the “Report of Audit Committee” beginning on page 27.

Corporate Governance and Nominating Committee

The Board has a standing Corporate Governance and Nominating Committee which met one time during the fiscal year ended July 31, 2007. The Corporate Governance and Nominating Committee is responsible for overseeing corporate governance principles applicable to the Company, recommending to the Board of Directors the persons to be nominated for election as directors and determining the membership of Board committees. The members of the Corporate Governance and Nominating Committee are Messrs. Ain, Jennings, Maggs, Moore, Rubinovitz and Spratt. Mr. Ain serves as chairman of the Corporate Governance and Nominating Committee and all members are independent directors as defined by applicable NASDAQ rules. A copy of the Corporate Governance and Nominating Committee Charter is posted on our website at www.ltx.com.

The Board of Directors has determined that each member of the Audit, Compensation and Corporate Governance and Nominating Committees is independent as defined under the rules of the Nasdaq Stock Market including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 of the Securities Exchange Act of 1934. In addition, all of the members of the Audit Committee otherwise satisfy NASDAQ’s eligibility requirements for Audit Committee membership.

Under NASDAQ rules, a director of the Company will only qualify as an “independent director” if, in the opinion of the Company’s Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Company’s Board of Directors has determined that none of Mark S. Ain, Stephen M. Jennings, Roger J. Maggs, Robert E. Moore, Samuel Rubinovitz or Patrick J. Spratt has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the rules of the Nasdaq Stock Market.

Director Candidates

The process followed by the Corporate Governance and Nominating Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance and Nominating Committee applies criteria it deems appropriate for the Board. These criteria may include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, experience, diligence, conflicts of interest and the ability to act in the interest of all stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Corporate Governance and Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to: Corporate Governance and Nominating Committee, c/o Secretary,

LTX Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

Stockholders also have the right to directly nominate director candidates, without any action by the Corporate Governance and Nominating Committee or the Board by submitting a written notice to the Secretary of LTX at the same address in accordance with the procedures set forth in the Company’s By-laws. These procedures are described in the section of this Proxy Statement entitled “Stockholder Proposals”.

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Corporate Governance and Nominating Committee, with the assistance of the Company’s Secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Corporate Governance and Nominating Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Secretary, LTX Corporation, 825 University Avenue, Norwood, Massachusetts 02062.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Officers of the Company

The executive officers of the Company, as of September 30, 2007, are as follows:

Executive Officer	Age	Position
David G. Tacelli	48	President and Chief Executive Officer
Mark J. Gallenberger	43	Vice President, Chief Financial Officer and Treasurer
Peter S. Rood	51	Vice President, Product Development and Operations

Executive officers are appointed by and serve at the discretion of the Board of Directors of the Company.

David G. Tacelli was appointed Chief Executive Officer of the Company effective November 1, 2005. He served as President and Chief Operating Officer since May 2002 and remains President of the Company. Prior to that, he was Executive Vice President from December 1999 to May 2002. Prior to that, Mr. Tacelli served in various management positions with the Company, including: Chief Financial Officer and Treasurer (each from December 1998 to October 2000), Vice President, Operations (from 1996 to 1998), Director of Manufacturing of the Mixed Signal Division (from 1994 to 1996), Director of Customer Service (from 1992 to 1994), Controller and Business Manager for Operations (from 1990 to 1992) and Controller for Sales and Support (from 1988 to 1990). Prior to joining LTX, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions.

Mark J. Gallenberger was appointed Vice President, Chief Financial Officer and Treasurer in October 2000. Prior to joining LTX, Mr. Gallenberger was a Vice President with Cap Gemini, Ernst & Young’s consulting practice. During his six years with Ernst & Young, Mr. Gallenberger established the Deals & Acquisitions Group, where he was involved in numerous domestic and international strategic acquisitions, joint ventures, alliances and equity investments. Prior to joining Cap Gemini, Mr. Gallenberger served in several technical and management positions within Digital Equipment Corporation’s semiconductor products group.

Peter S. Rood was appointed Vice President, Product Development and Operations in November 2004. He rejoined the Company in June 2004 as Vice President of Engineering and Product Development. From May 2003 to June 2004, he was President and Chief Executive Officer of PSR Associates, a management consulting firm. From 1999 to 2003, he was Chief Operating Officer of InfoLibria Inc., a technology company with products for content delivery networks and streaming media, and from 1996 to 1999 he was Vice President of Operations of Rascom Corporation. Prior to that, he was Vice President of Operations for ASECO Corporation from 1993 to 1996, and from 1986 to 1993 he worked in a number of different management positions with the Company, including Vice President of Operations.

Compensation Committee Report

The Compensation Discussion and Analysis set forth below has been reviewed and discussed with management. Based on the review and discussion with management, the Compensation Committee has recommended to the Board of Directors (and the Board has approved) that the Compensation Discussion and Analysis be included in this proxy statement and in LTX’s Annual Report on Form 10-K for the year ended July 31, 2007.

COMPENSATION COMMITTEE

Stephen M. Jennings (Chair)

Mark S. Ain

Robert E. Moore

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that LTX specifically incorporates it by reference in any such filing.

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors oversees our executive compensation program. In this role, the Compensation Committee reviews and approves all compensation decisions relating to our named executive officers. For a discussion of the processes and procedures followed by the Compensation Committee, including a discussion of the role of management and of the Committee’s independent compensation consultant, Pearl Meyer & Partners, see “Board Committees—Compensation Committee” above.

Objectives of Our Executive Compensation Program

The primary objectives of our executive compensation program are to:

•	attract, retain and motivate the best possible executive talent;

•	ensure executive compensation is aligned with our corporate business objectives and operational goals;

•	promote the achievement of key operational and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate goals; and

•	align executives’ incentives with the creation of stockholder value.

Components of our Executive Compensation Program

The following table lists the elements of our executive compensation program and which of the objectives of our executive compensation program that element is primarily intended to promote:

Element	Attract, Retain and Motivate The Best Possible Executive Talent	Ensure Executive Compensation Is Aligned With Our Corporate Business Objectives and Operational Goals	Promote The Achievement of Key Operational and Financial Performance Measures	Align Executives’ Incentives With The Creation of Stockholder Value
Base Salary	X
Annual Cash Incentive Bonuses	X	X	X
Performance-Based Restricted Stock Unit Awards	X	X	X	X
Time-Based Restricted Stock Unit and Option Awards	X			X
Insurance, Retirement And Other Employee Benefits	X
Change-Of-Control Benefits	X			X

Benchmarking

The Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. In making compensation decisions, the Compensation Committee compares our executive compensation against that paid by a peer group of publicly traded companies in the semiconductor and semiconductor equipment industry developed by the Compensation Committee and its independent consultant. This peer group, which is periodically reviewed and updated, consists of companies the Committee believes are generally comparable to our company and against which the Committee believes we compete for executive talent. The companies included in this peer group during fiscal 2007 were:

Advanced Energy Industries, Inc.	Cohu, Inc.	FSI International, Inc.

Asyst Technologies, Inc.	Credence Systems Corporation	MKS Instruments, Inc.

ATMI, Inc.	Cymer, Inc.	Phototronics Inc.

Brooks Automation, Inc.	Electro Scientific Industries, Inc.	Semitool, Inc.

Cognex Corporation	Electroglas, Inc.	Varian Semiconductor Equipment Associates

Coherent, Inc.	Enetegris, Inc.	Veeco Instruments Inc.

When evaluating fiscal 2008 compensation, three semiconductor test equipment companies that recently completed initial public offerings were added to the peer group (Eagle Test Systems, Inc., Verigy Ltd. and Nextest Systems Corporation) and one other company was also added (Cascade Microtech, Inc.).

The Compensation Committee generally targets overall compensation for executives between the median and 65th percentile paid to similarly situated executives of the companies in the peer group. Variations to this general target may occur as dictated by the experience level of the individual and market factors. For fiscal 2007 the Committee reviewed benchmarking data for equity awards and for fiscal 2008 the Committee reviewed benchmarking data for base salary, annual cash incentive bonus and equity awards.

Discussion and Analysis of Decisions and Policies

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee, after considering the factors described below, including information provided by the Committee’s independent compensation consultant, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

Base Salary

When establishing base salaries for fiscal 2007, the Compensation Committee considered the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, and the base salary of the individual in prior years. Based on these factors and the Committee’s subjective assessment of the appropriate base salary for the Chief Executive Officer of a company of the size and performance in the Company’s industry, the Committee increased the base salary of the Chief Executive Officer by 10%. The Committee’s decision to increase the base salaries of the other named executive officers for fiscal 2007 was based on these factors and a recommendation of the Chief Executive Officer, following a discussion with the Chief Executive Officer of his recommendations.

Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies. The annual base salaries of the named executive officers paid in 2006 and 2007, and the base salaries of the named executive officers set for 2008, are set out in the table below:

Name and Title	Fiscal 2008(1)	Fiscal 2007	Fiscal 2006
David G. Tacelli	$500,000	$440,000	$400,000
Chief Executive Officer and President

Mark J. Gallenberger	$325,000	$325,000	$300,000
Vice President, Chief Financial Officer and Treasurer

Peter S. Rood	$250,000	$250,000	$235,000
Vice President Product Development and Operations

(1)	Base salary figures for 2008 represent the base salaries determined by the Compensation Committee in June 2007, and may be changed by subsequent action by the Compensation Committee or Board of Directors.

The increase in the Chief Executive Officer’s base salary for fiscal 2008 was based on the factors described above as well as a report and recommendation on executive compensation produced by the Committee’s independent compensation consultant comparing compensation to the peer group listed above. The Committee increased the Chief Executive Officer’s base salary but did not adjust the base salaries of the other named executive officers after reviewing benchmarking data which showed that the Chief Executive Officer’s base salary was below the 50th percentile and the other executives were within the targeted range. The increase to the Chief Executive Officer’s base salary brought it within the targeted range.

Annual Cash Incentive Bonus

Our annual cash incentive bonus plan is intended to compensate for the achievement of company, operational and financial goals, as measured by Company profitability. The plan provides that an annual cash bonus be paid to officers calculated under a formula based upon net income. The formula provides that no bonus would be paid if the Company is not profitable. For fiscal 2007, the Committee assigned target incentive compensation equal to 50% of the executive officer’s base salary, subject to a maximum amount not to exceed 175% of the executive officer’s base salary. Specific participation percentages for each executive officer were established with reference to the officer’s area and scope of responsibility within the Company. For 2007, under the plan 0.113% of net income would have been payable to Mr. Tacelli, 0.084% of net income would have been payable to Mr. Gallenberger and 0.066% of net income would have been payable to Mr. Rood. No amounts were awarded under the annual cash incentive bonus plan in 2007 because the Company was not profitable. The Compensation Committee has the discretion to make equitable adjustments to any amounts payable under the annual bonus plan, but did not make any adjustments for fiscal 2007.

Prior to fiscal 2006, a portion of the annual cash incentive bonus plan was dependent upon achievement of individual goals. Beginning in fiscal 2006, the Committee eliminated any bonus based upon an executive’s achievement of individual goals. The Committee made this change so that no cash incentive compensation would be paid to executive officers unless the Company was profitable and to emphasize the focus on achievement of profitability.

Equity Compensation

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our Compensation Committee considers comparative share ownership of executives in our compensation peer group, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the recommendations of management and the Committee’s independent compensation consultant. These factors are not assigned specific weights however, and ultimately the Committee reaches a subjective determination based on its business judgment.

We typically make an initial equity award of restricted stock units (“RSUs”) to new executives and annual equity grants as part of our overall compensation program under our 2004 Stock Plan. All grants of RSUs to our executives are approved by the Compensation Committee.

Prior to the adoption of the 2004 Stock Plan, the Company provided equity-based compensation to its executive officers exclusively in the form of stock options. Under the 2004 Stock Plan, the Company may grant equity awards in the form of stock options, restricted stock, RSUs or other equity-based awards. RSUs are obligations of the Company to issue common stock to the employee on future vesting dates. Beginning in fiscal 2006, the Company began to grant its equity compensation in the form of RSUs rather than stock options because RSUs possess a number of advantages as compared to stock options, including:

•

More predictable value to employees—RSUs provide a more predictable value to employees than do stock options, and therefore are efficient tools in retaining and motivating employees, while also serves as an incentive to increase the value of the Company’s common stock.

•

More efficient use of share reserves—RSUs are more efficient with respect to the use of the Company’s share reserves. Because each RSU has a higher value than a stock option, fewer shares of common stock are needed to provide a retention and incentive value similar to stock options.

•

Tax and accounting considerations—The Company and its executive officers also realize certain accounting and tax advantages from the use of RSUs. These tax and accounting considerations are discussed under “Tax and Accounting Considerations” below.

When determining the number and terms of stock options and RSUs to be granted to an executive, the Compensation Committee subjectively considers individual performance, overall contribution to the Company and retention and also considers the number of equity-based securities held, and recommendations and data from its independent compensation consultant, including grant data from peer group companies. The Company compares the total value (based on the fair market value of the award as of the determination date) of its RSU grants against market data collected regarding the equity grant practice for the peer group companies listed above under “Benchmarking”. In making equity awards to the named executive officers other than the Chief Executive Officer, the Compensation Committee receives a recommendation from the Chief Executive Officer.

Our equity awards have typically taken the form of stock options and restricted stock grants. The Compensation Committee reviews all components of the executive’s compensation when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. We intend that the annual aggregate value of these awards will be set between the median and 65th percentile for companies in our compensation peer group, and the equity awards to the executive officers for fiscal 2007 were within this range.

In fiscal 2006, 2007 and 2008, we made grants of RSUs to executives in lieu of options for the reasons stated above. We grant RSU awards at no cost to the executive. The grants of RSUs in fiscal 2006 and 2007 provide for performance-based vesting of the awards. The Committee, working with its independent compensation consultant, decided in fiscal 2006 that in connection with the change from using stock options to RSUs to also change the vesting of a significant portion of executive RSUs to be based on performance criteria. The Committee believes that performance-based RSUs advance the overall goals of the compensation program and long-term incentive objectives by ensuring that no value is provided unless the performance goal is achieved.

The RSUs granted to executives in fiscal 2006 and 2007 were 100% performance-based. The performance criteria can be modified by the agreement of the Committee and the executive. For fiscal 2008, the Committee decided to use time-vested RSUs based on its assessment and market data that a blend of performance-vested and time-vested RSUs would be most likely to advance all objectives. Approximately two-thirds of total RSU awards made to executives in fiscal 2006, 2007 and 2008 were performance-based.

The RSUs granted in fiscal 2006, would only vest if the Company achieved a breakeven level of $41 million of quarterly revenue or less (the “First Breakeven Target”). The First Breakeven Target was achieved in the quarter ended April 30, 2006 and on the date of announcement of that quarter’s financial results (the “First Breakeven Date”), 25% of each executive officer’s RSUs vested immediately and the remaining 75% became scheduled to vest in three equal increments on the first, second and third anniversary of the First Breakeven Date. If prior to the first anniversary of the First Breakeven Date (i.e., April 2007), the Company had achieved a quarterly financial breakeven level of $37 million or less, then as of that date (the “Second Breakeven Date”) the second 25% of the Units would have vested and the remaining 50% of the Units would have vested in two equal increments on the first and second anniversary of the Second Breakeven Date. The Second Breakeven Target was not achieved and so the RSUs will vest in three equal increments on the first, second and third anniversary of the First Breakeven Date. If the First Breakeven Target had not been achieved, all of these RSUs would have been forfeited by the executive officers.

The RSUs granted in fiscal 2007 will only vest if the Company achieves positive operating income for two consecutive fiscal quarters above 3% of net sales for both quarters and if operating income averages at least 5% of net sales for the two quarters (the “Profitability Metric”). The award vests as to 20% of the RSUs upon announcement that the Profitability Metric has been achieved and as to an additional 20% for each subsequent two quarter period in which the Profitability Metric is achieved. Thus far, no portion of these RSUs has vested.

Typically, the stock options and time-vested RSUs we grant to our executives, including the RSUs we granted in fiscal 2008, vest at a rate of 25% per year over the first four years of the ten-year option term. Vesting and exercise rights cease shortly after termination of employment except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. We do not have any equity ownership guidelines for our executives.

Stock awards to our executives are typically granted annually in conjunction with the review of their individual performance. This review takes place at the regularly scheduled meeting of the Compensation Committee held in September of each year, following the public announcement of our financial results for the prior year. We set the exercise price of all stock options to equal the closing price of our common stock on NASDAQ Global Market on the date of grant.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan and an Employee Stock Purchase Plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Under the 401(k) plan, the Company contributes an amount equal to half of each participating employee’s contribution, up to a maximum of six percent of such employee’s base salary.

Severance and Change-of-Control Benefits

Pursuant to change-of-control employment agreements we have entered into with our executives and our stock option plans, including our 2004 Stock Plan, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change-of-control of our company. We believe providing these benefits helps us compete for executive talent.

We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “—Potential Payments Upon Termination or Change-of-Control” below.

Our practice in the case of change-of-control benefits has been to structure these as “double trigger” benefits. In other words, the change-of-control does not itself trigger benefits; rather, benefits are paid only if the Company terminates the executive’s employment (other than for cause, death or disability) or if the executive terminates for good reason during the three year period after the change-of-control or for any reason during the 30 day period following the first anniversary of the change-of-control (or upon certain terminations prior to a change-of-control or in connection with or in anticipation of a change-of-control). We believe a “double trigger” benefit maximizes shareholder value because it provides executives appropriate incentives to cooperate in negotiating any change-of-control in which they believe they may lose their jobs. The Committee believes that these change-of-control Agreements are a part of a competitive compensation package and will assist in the retention of critical talent if a possible or actual change-of-control should arise. It is important in a change-of-control to retain executive talent both to assist in the completion of the transaction and to be able to deliver all or a specified member of the management to an acquirer if that is a condition of closing.

As shown in the table below under the heading “Estimated Payments on Change-of-Control,” the Company will make an additional payment to the named executive officers to insulate them from the impact of excise taxes due under Section 280G and 4999 of the Internal Revenue Code (IRC). The effects of Sections 280G and 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide a predictable and equal level of benefit across individuals without regard to the effect of the excise tax, the Company determined that it was appropriate to pay the cost of this excise tax plus an amount needed to pay income taxes due on such additional payment. This practice is consistent with competitive pay packages and ensures the executive will receive the two years base salary and annual cash incentive bonus less only ordinary taxes on that amount.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Compensation above $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. Income from options granted under the Company’s stock option plan would generally qualify for a deduction under these restrictions. Income from RSUs with time-based vesting will not qualify for a deduction under these restrictions but income from performance-based RSUs is intended to qualify. The Compensation Committee believes that at the present time it is unlikely that the salary and bonus compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. However, it is possible that the vesting of RSUs in the future could cause a payment that is subject to the deduction limit. In addition, based on the terms of the 2004 Stock Plan, no employee may receive in any fiscal year awards to purchase in excess of 500,000 shares. The Compensation Committee intends to continue to evaluate the effects of the Code and any Treasury regulations and the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable.

Accounting for Stock-Based Compensation

The Company has expensed stock option grants under FASB Statement No. 123(R), Share-Based Payment, (“FAS No. 123(R)”) beginning in 2006. FAS No. 123(R) requires companies to include the fair value of equity compensation as a compensation expense in their income statements. In 2004, the Company adopted the 2004 Stock Plan, in part to give it the flexibility to grant such other forms of equity-based compensation to enable it to control compensation expense, as deemed appropriate.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s other most highly compensated executive officer who was serving as an executive officer at the end of fiscal 2007 (such persons are sometimes collectively referred to herein as the “named executive officers”). During fiscal 2007, we did not have any other persons serving as executive officers whose total compensation exceeded $100,000.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
David G. Tacelli	2007	$440,000	$993,051	$103,134	$0	$18,458	$1,554,643
Chief Executive Officer and President

Mark J. Gallenberger	2007	$325,000	$336,256	$68,756	$0	$17,911	$747,923
Vice President and Chief Financial Officer

Peter Rood	2007	$250,000	$218,708	$13,751	$0	$6,863	$489,322
Vice President, Product Development and Operations

(1)	The amounts under the “Stock Awards” column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended July 31, 2007, calculated in accordance with FAS 123R for grants of RSUs. For more information regarding the methods and assumptions used in determining compensation expense under FAS 123R, refer to the notes to the Company’s consolidated financial statements included in the Company’s 2007 Annual Report on Form 10-K for the year ended July 31, 2007 (the “2007 Annual Report on Form 10-K”).

(2)	The amounts under the “Option Awards” column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended July 31, 2007, calculated in accordance with FAS 123R for stock option grants. For more information regarding the methods and assumptions used in determining compensation expense under FAS 123R, refer to the notes to the Company’s consolidated financial statements included in the 2007 Annual Report on Form 10-K.

(3)	Non-equity incentive plan compensation represents amounts payable under the Company’s annual cash incentive bonus plan, which is discussed further on page 13 of this Proxy Statement. As described elsewhere in this Proxy Statement, no amounts were awarded under the annual cash incentive bonus plan during fiscal year 2007.

(4)	All other compensation reported in this column consists of Company 401(k) matching funds and the value of excess group life policies.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2007

The following table sets forth information concerning each award made to a named executive officer during fiscal 2007 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments, or any other property may be received.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David G. Tacelli	09/13/06	$0	$220,000	$770,000	0	310,000	310,000	$1,506,600
Mark J. Gallenberger	09/13/06	$0	$162,500	$568,750	0	105,000	105,000	$510,300
Peter Rood	09/13/06	$0	$125,000	$437,500	0	68,000	68,000	$330,480

(1)	Estimated Possible Payouts under Non-Equity Incentive Plan represent amounts that were targeted and the maximum amounts possible under the Company’s annual cash incentive bonus plan, as discussed in the Compensation Discussion and Analysis above. The minimum payment possible under this plan was zero and there was no threshold award. For fiscal 2007, actual payments under the Company’s annual cash incentive bonus plan were $0.00, as shown in the Summary Compensation Table above.

(2)	The Company granted RSUs to its named executive officers under the Company’s 2004 Stock Plan, effective September 13, 2006. The vesting of these performance-based RSUs is described under the heading “Compensation Discussion and Analysis—Equity Compensation” above. Other than future services to the Company, no consideration was paid or will be due in respect of these RSUs or the shares issued thereon. These RSUs will be forfeited if the named executive officer’s employment terminates prior to vesting. No dividends on the shares underlying these units are paid until the shares are issued.

(3)	Grant Date Fair Value is computed in accordance with FAS 123R and represents the FAS 123R value of the stock award on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

The following table sets forth information concerning stock options that have not been exercised, restricted stock units that have not vested and equity incentive plan awards for each of the named executive officers as of July 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
David G. Tacelli	50,000	0		$3.9375	06/26/2008	162,500	(3)	$745,875	310,000	(4)	$1,422,900
	120,000	0		$8.8125	06/04/2009
	30,000	0		$14.938	08/08/2010
	150,000	0		$13.625	12/06/2010
	125,000	0		$10.85	09/21/2011
	159,150	0		$6.13	09/19/2012
	135,000	0		$13.83	09/18/2013
	48,750	48,750	(2)	$5.42	09/23/2014
	52,500	0		$7.80	12/08/2014

Mark J. Gallenberger	150,000	0		$21.1875	09/12/2010	55,000	(3)	$252,450	105,000	(4)	$481,950
	25,000	0		$13.625	12/06/2010
	100,000	0		$10.85	09/21/2011
	106,500	0		$6.13	09/19/2012
	90,000	0		$13.83	09/18/2013
	32,500	32,500	(2)	$5.42	09/23/2014
	35,000	0		$7.80	12/08/2014

Peter Rood	13,844	0		$1.11	03/01/2012	36,000	(3)	$165,240	68,000	(4)	$312,120
	90,000	0		$8.66	06/15/2014
	6,500	6,500	(2)	$5.42	09/23/2014
	7,000	0		$7.80	12/08/2014

(1)	Based on $4.59 per share, the last sale price of the Company’s common stock on July 31, 2007.

(2)	Vests at 25% per year on each anniversary of the date of grant, which was September 23, 2004.

(3)	The vesting of these performance-based RSUs granted in fiscal 2006 is described under the heading “Compensation Discussion and Analysis—Equity Compensation” above.

(4)	The vesting of these performance-based RSUs granted in fiscal 2007 is described under the heading “Compensation Discussion and Analysis—Equity Compensation” above.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2007

The following table sets forth information concerning the exercise of stock options and the vesting of restricted stock awards during fiscal 2007 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David G. Tacelli	—	—	81,250	$470,438
Mark J. Gallenberger	—	—	27,500	$159,225
Peter Rood	—	—	18,000	$104,220

(1)	Value realized upon vesting is based on the closing sale price of the Company’s common stock on the applicable vesting date.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2007

Since 2001 the Company had maintained a nonqualified deferred compensation plan pursuant to which select highly compensated employees could elect to defer salary for retirement saving and tax planning. The Company has not made contributions to the plan since the plan was established. Effective December 31, 2006, the Company terminated its nonqualified deferred compensation plan due to low participation rates and to save administrative costs. Pursuant to the termination, the accumulated balances are being distributed in two installments, in January 2007 and January 2008. The following table sets forth information concerning the nonqualified deferred compensation plan for fiscal 2007 for each of the named executive officers.

Name	Executive Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
David G. Tacelli	$142,000	(1)	$61,508	$219,264	$285,638
Mark J. Gallenberger	$33,854	(2)	$82,281	$647,599	$241,363
Peter Rood	$0		$0	$0	$0

(1)	This amount is included in the amount under the “Salary” column in the Summary Compensation Table above for Mr. Tacelli.

(2)	This amount is included in the amount under the “Salary” column in the Summary Compensation Table above for Mr. Gallenberger.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL

The Company has entered into change-of-control employment agreements with each of the named executive officers. The change-of-control employment agreements have three year terms, which terms extend for one year upon each anniversary unless a notice not to extend is given by the Company.

Under these agreements, if a change-of-control of the Company occurs during the term of an agreement, then the agreement becomes operative for a fixed three year period. The agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three year period after a change-of-control of the Company. If the Company terminates the executive’s employment (other than for cause, death or disability) or if the executive terminates for good reason during such three year period or for any reason during the 30 day period following the first anniversary of the change-of-control (or upon certain terminations prior to a change-in-control or in connection with or in anticipation of a change-of-control), the executive is entitled to receive severance compensation.

The terms “change-of-control,” “cause,” and “good reason” are each defined in the agreements. Change-of-control means, in summary: the acquisition by a person or group of 20% or more of the outstanding stock of LTX; a change, without Board of Directors approval, of a majority of the Board of Directors; consummation of a reorganization merger, consolidation or asset sale, except where stockholders of the Company receive 50% or more of the stock of the resulting company, at least a majority of the Board of the resulting company were on the Board of LTX prior to the transaction and after which no stockholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or the approval of a liquidation or dissolution of LTX. Cause means, in summary: the executive’s willful and continue failure to substantially perform his reasonable assigned duties, which failure continues after written notice; or the executive’s willful engagement in illegal conduct or gross misconduct injurious to LTX. Good reason means, in summary: a diminution on the executives’ position, authority or responsibilities; a reduction in his salary or benefits; a relocation of the executive; a breach of an employment contract with the executive; or a resignation by the executive, for any reason, during the 30-day period immediately following the one-year anniversary of the change-of-control.

If severance compensation is payable under an agreement, the named executive would receive a lump sum cash payment paid within 30 days of termination equal to the sum of (a) the Company’s accrued obligations for base pay and prorated bonus through the date of termination based upon the higher of the bonus paid in the last fiscal year or the average of the highest bonus paid in two of the last three fiscal years (the “Highest Annual Bonus”) and (b) an amount equal to two times the executive’s then base salary and Highest Annual Bonus. Additionally, the executive would also receive continued health benefits for two years and outplacement services.

In the event such severance is payable, the stock plans and award agreements provide that all unvested RSUs will become vested in full. In the event of a change-of-control, regardless of whether or not the executives employment is terminated, unvested options shown above in the table under “Outstanding Equity Awards at Fiscal 2007 Year-end” held by the executive will become vested in full until termination or expiration in accordance with their terms.

Under the change-of-control agreements, the Company also agrees to reimburse the executive for any excise tax due on severance compensation including any additional federal, state and local income tax consequences, as a result thereof.

The following table describes the potential payments, benefits and value of acceleration of vesting applicable to stock options and RSUs pursuant to the change-of-control employment arrangements with each of the named executive officers, assuming that a qualifying termination of employment occurred on July 31, 2007. Actual amounts payable to each executive listed below upon his termination can only be determined definitively at the time of each executive’s actual departure.

Name	Lump Sum Cash Payment ($)(1)	Value of Accelerated Vesting on Equity Awards ($)(2)	Excise Tax Due Under IRC 280G, Plus Gross-Up Amount ($)(3)	Continuation of Healthcare Benefits ($)(4)	Total ($)
David G. Tacelli	$1,339,000	$2,168,775	$1,352,000	$25,566	$4,885,341
Mark J. Gallenberger	$976,250	$734,400	$676,427	$25,566	$2,412,643
Peter Rood	$771,500	$477,360	$515,118	$25,566	$1,789,544

(1)	This amount, which represents two times the named executive officer’s current base salary plus bonus based on the Highest Annual Bonus, is due within 30 days of termination. Information regarding each named executive officer’s current base salary and potential cash bonus awards is provided under “Compensation Discussion and Analysis” and under “Summary Compensation Table”.

(2)	This amount reflects a valuation of the acceleration of the named executive officer’s outstanding RSUs calculated based on the closing price of the Company’s stock on July 31, 2007. No amount is included to reflect value of options accelerated because the exercise price of all unvested options exceeded the closing price of the Company’s stock on July 31, 2007. The actual amount received by the named executive officer on exercise of options and sales of shares issued on RSUs will depend on the market values at the time of the qualifying termination following a change-of-control.

(3)	As discussed in the Compensation Discussion and Analysis, the Change-of-Control Agreement with each named executive officer provides for the Company’s reimbursement of the excise tax liability due on the separation pay under IRC Section 280G, which amount is grossed up to cover income taxes due on such reimbursement. Therefore, the amounts shown in this column represent amounts due to taxing authorities and will not be retained by the executive.

(4)	This value is based on the type of insurance coverage we carried for each named executive officer as of July 31, 2007 and is valued at the premiums then in effect.

DIRECTOR COMPENSATION

Directors who are not employees of the Company receive a retainer of $20,000 per year, payable on a quarterly basis, a fee of $3,000 for each directors meeting attended and a fee of $1,000 for attendance at each meeting of a committee approved by the Board of Directors. The Audit Committee chairman and the Compensation Committee chairman, however, receive $3,000 and $2,000, respectively, for their services as chairman at each such committee meeting attended. Directors are also reimbursed for travel expenses for attending meetings. As a result of the requirement for the Company to expense stock option grants in its 2006 fiscal year beginning on the date of the 2006 Annual Meeting, directors who are not employees of the Company received RSUs in lieu of stock options. In fiscal 2007, non-employee directors received 6,650 RSUs and in addition received 1,050 RSUs for each Board committee membership, except that the Chairman of each committee received 2,100 RSUs. Beginning at the 2007 Annual Meeting, each non-employee director will receive 12,000 RSUs for annual board membership but will not receive any additional compensation for committee’s served upon. All RSUs are time vested in equal amounts over three years. Employee directors receive no separate, additional compensation or options for their services as directors.

The Compensation Committee reviews and makes recommendations periodically to the full Board regarding director compensation. The Committee evaluates the Board’s annual retainer, meeting fees, total cash and equity compensation, and compares these to benchmarking data prepared by its independent consultant using the same peer group listed above for executive compensation under “Benchmarking”.

The following table provides compensation information for the year ended July 31, 2007 for each non-employee director of the Company:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
Mark S. Ain	$38,000	$10,194	$8,982	$0	$0	$57,176
Roger W. Blethen(1)	$0	$6,917	$7,057	$0	$400,000	$413,974
Stephen M. Jennings	$41,000	$10,194	$8,982	$28,251	$0	$88,427
Roger J. Maggs	$41,000	$9,102	$8,019	$0	$0	$58,121
Robert E. Moore	$38,000	$9,102	$8,019	$0	$0	$55,121
Samuel Rubinovitz	$41,000	$9,102	$8,019	$0	$0	$58,121
Patrick J. Spratt	$57,000	$10,194	$21,812	$0	$0	$89,006

(1)

Amounts reported in the “All Other Compensation” column represent $300,000 of salary continuation and a lump sum payment of $100,000 in fiscal 2007 pursuant to an agreement dated October 31, 2005 entered into in connection with Mr. Blethen’s separation from employment as chief executive officer with the Company (the “Separation Agreement”). The Separation Agreement provides that from November 1, 2005 through February 1, 2010 (the “Salary Continuation Period”), Mr. Blethen will provide assistance in the transition of his job responsibilities to a new chief executive officer of the Company and perform other consulting services for the Company. In consideration for his services during the Salary Continuation Period and for his acceptance of the Separation Agreement, Mr. Blethen will be paid a total of $1,012,500 (an amount equal to 27 months of his then effective base salary), with a staggered payment schedule from May 1, 2006 through January 31, 2010, and an additional lump sump payment of $100,000 which was paid on February 1, 2007. Mr. Blethen also receives aggregate payments over the term of the Separation Agreement of $80,950 for the continuation of specified life insurance policies and $43,216 for the use of a car and is entitled to the continued payment of medical and dental insurance coverage and the payment of certain other benefits. Further, Mr. Blethen’s outstanding stock options continue to vest and be exercisable during the Salary Continuation Period for so long as he remains a director. The dollar amount recognized for financial reporting purposes during fiscal 2007 with respect to these options is reported in the “Option Awards” column. The Separation Agreement provides that Mr. Blethen will not receive cash director fees for service as a director between November 1, 2005 and November 1, 2007.

(2)	On the date of grant the fair market value of these awards was $51,156 in the case of Messrs. Ain, Jennings and Spratt, $45,675 in the case of Messrs. Maggs, Moore and Rubinovitz, and $34,713 in the case of Mr. Blethen. All of these awards were outstanding at year-end.

(3)	The amounts under the “Stock Awards” column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended July 31, 2007, calculated in accordance with FAS 123R for grants of RSUs. For more information regarding the methods and assumptions used in determining compensation expense under FAS 123R, refer to the notes to the Company’s consolidated financial statements included in the Company’s 2007 Annual Report on Form 10-K.

(4)	The amounts under the “Option Awards” column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended July 31, 2007, calculated in accordance with FAS 123R for stock option grants. For more information regarding the methods and assumptions used in determining compensation expense under FAS 123R, refer to the notes to the Company’s consolidated financial statements included in the 2007 Annual Report on Form 10-K.

(5)	As of July 31, 2007, non-employee directors had the following total option awards and stock awards outstanding:

Name	Aggregate # of Shares Subject to Outstanding Option Awards	Aggregate # of Shares Outstanding Under Stock Awards
Mark S. Ain	85,508	9,800
Roger W. Blethen	1,745,632	6,650
Stephen M. Jennings	106,600	9,800
Roger J. Maggs	115,500	8,750
Robert E. Moore	98,500	8,750
Samuel Rubinovitz	128,500	8,750
Patrick J. Spratt	34,000	9,800

Code of Ethics

The Company has adopted a code of ethics that applies to all directors and employees, including its principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. The text of the code of ethics (known as its “Business Conduct Policy”) is posted on the Company’s website at www.ltx.com. The Company intends to post on its website all disclosures that are required by law or Nasdaq Stock Market listing standards concerning any amendments to, or waivers from, any provision of the code.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The governance rules of the NASDAQ Global Market require the Company to conduct an appropriate review of all related party transactions which are required to be disclosed under Item 404 of Regulation S-K. In its charter, the Audit Committee is given responsibility to review and approve any such related party transactions in accordance with the Company’s Business Conduct Policy and NASDAQ rules, including review and oversight for potential conflicts of interest.

LTX reviews all relationships and transactions reported to it in which the Company and our directors and executive officers or their immediate family members or other related parties are participants to determine whether such persons have direct or indirect material interest. The Company’s Business Conduct Policy contains provisions to identify and disclose related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Committee deems appropriate.

During fiscal 2007, no related party transaction requiring disclosure in the proxy statement was identified or submitted to the Audit Committee for approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company’s directors and certain of its officers and persons holding more than ten percent of the Company’s common stock are required to report their ownership of the common stock and any changes in such ownership to the Securities and Exchange Commission and the Company. Based solely on the Company’s review of copies of such reports, no untimely reports were made during the fiscal year ended July 31, 2007.

ITEM. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2008. We are asking stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interest. Representatives of Ernst & Young LLP are expected to be present at the 2007 Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions from stockholders.

Board Recommendation

The Board of Directors recommends that you vote “FOR” this proposal.

Fiscal Year 2007 Audit Firm Fee Summary

During fiscal year 2007, the Company retained Ernst & Young LLP to provide services in the following categories and amounts:

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audits of LTX’s annual financial statements for the fiscal years ended July 31, 2007 and 2006, the audit of LTX’s internal control over financial reporting as of July 31, 2007 and for the review of the financial statements included in LTX’s Quarterly Reports on Form 10-Q for those fiscal years, and registration statements and new accounting regulations and stock option expensing consultations, were $425,000 and $512,900, respectively.

Audit Related Fees

The aggregate fees billed by Ernst & Young LLP for audit related services in the fiscal years ended July 31, 2007 and 2006 were $5,000 and $17,500, respectively. The audit related fees were for miscellaneous accounting consultations, including acquisition accounting consultations, and internal controls compliance consultations under the Sarbanes-Oxley Act.

Tax Fees

The aggregate fees billed by Ernst & Young LLP for tax services in the fiscal years ended July 31, 2007 and 2006 were $91,875 and $127,150, respectively, consisting of tax planning consultations and tax return compliance and preparation.

All Other Fees

There were no fees billed by Ernst & Young LLP for services other than those described above for the fiscal years ended July 31, 2007 and 2006.

All of the above services provided by Ernst & Young were approved by the Audit Committee. All of the work performed by Ernst & Young was performed by Ernst & Young’s full-time employees.

LTX’s Audit Committee has determined that the services provided by Ernst & Young LLP as set forth herein are compatible with maintaining Ernst & Young’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent registered public accounting firm. Any approval of services pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Audit Committee Report

The Audit Committee of the Board of Directors consists of Roger J. Maggs, Samuel Rubinovitz and Patrick J. Spratt. The Board has determined that at least one if its members, Mr. Spratt, is an “audit committee financial expert” as defined by the SEC’s rules. The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. All members of the Audit Committee are “independent” under Rule 4200(a)(15) of the NASD listing standards.

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended July 31, 2007 with the Company’s management and Ernst & Young LLP. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the Company’s registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the Company’s registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Patrick J. Spratt (Chair)
Roger J. Maggs
Samuel Rubinovitz

STOCKHOLDER PROPOSALS

Stockholder proposals to be submitted for vote at the 2008 Annual Meeting pursuant to Rule 14a-8 promulgated under the Exchange Act must be delivered to the Company on or before July 5, 2008 for inclusion in the proxy statement for that meeting. In order to minimize controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail—Return Receipt Requested. Pursuant to the Company’s By-laws if a stockholder who wishes to present a proposal that is not intended to be included in the proxy statement for the 2008 Annual Meeting fails to notify the Company by September 2, 2008 of such non-Rule 14a-8 shareholder proposal, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote on such proposal.

The Company’s By-laws set forth the procedures a stockholder must follow to nominate a director or to bring other business before a stockholder meeting. Stockholders who wish to nominate a candidate for director at the 2008 Annual Meeting must provide written notice at least sixty days’ in advance of the annual meeting to the Secretary of the Company, together with such information concerning the identity, background and experience of the nominee as the Board of Directors may require, along with any other information that may be required in a proxy statement soliciting proxies for the election of the nominee as a director of the Company.

OTHER MATTERS

As of this date, management knows of no business which may properly come before the 2007 Annual Meeting other than that stated in the Notice of Meeting accompanying this Proxy Statement. Under the Company’s By-laws, the deadline for stockholders to notify the Company of any proposals or director nominations to be presented at the 2007 Annual Meeting has passed. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in a household. The Company will promptly deliver a separate copy of either document to a stockholder if such stockholder calls or writes the Company at the following address or phone number: Investor Relations, LTX Corporation, 825 University Avenue, Norwood, Massachusetts 02062; or 781-461-1000.

ANNUAL REPORT ON FORM 10-K

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2007 as filed with the Securities and Exchange Commission are available to stockholders without charge upon written request addressed to Investor Relations, LTX Corporation, 825 University Avenue, Norwood, Massachusetts 02062.

JOSEPH A. HEDAL, Secretary

November 6, 2007

002-CS-12483

DETACH HERE	ZLTXC2

PROXY

LTX CORPORATION

825 UNIVERSITY AVENUE

NORWOOD, MASSACHUSETTS 02062

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints David G. Tacelli and Mark J. Gallenberger or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all of the shares of common stock of LTX Corporation held of record by the undersigned on October 26, 2006, at the annual meeting of stockholders to be held on December 5, 2006, and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR PROPOSALS 1 and 2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes. However, you must sign and return this card to assure representation of your shares.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

LTX CORPORATION

C/O COMPUTERSHARE

P.O. BOX 43101

PROVIDENCE, RI 02940

Your vote is important. Please vote immediately.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL		ZLTXC1

☒	Please mark votes as in this example.	#LTX

PLEASE MARK, SIGN, DATE AND RETURN THIS FORM OF PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE. The Board of Directors recommends that stockholders vote for Proposals No. 1 and 2.

1.	To elect three members to the Board of Directors to serve for three-year terms as Class II Directors. Nominees: (01) Mark S. Ain, (02) Samuel Rubinovitz and (03) David G. Tacelli

	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐
For all nominee(s) except as written above

				FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for its 2008 fiscal year.			☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature:	Date:	Signature:	Date: